Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”), dated as of November 13, 2015, is made and entered into by and between RealBiz Media Group, Inc., a Delaware corporation (the “Company”), on the one hand, and Himmil Investments, Ltd., a British Virgin Islands company (“Himmil”), on the other. Each of the foregoing entities is sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, certain disputes (the “Disputes”) have arisen between the Parties regarding the following documents (collectively, the “Transaction Documents”) and the transactions contemplated thereby: (i) the Securities Purchase Agreement, dated as of October 20, 2014, by and between the Parties (the “2014 SPA”), (ii) the Registration Rights Agreement, dated as of October 20, 2014, by and between the Parties, (iii) the 7.5% convertible promissory note, dated October 20, 2014, issued pursuant to the 2014 SPA (the “2014 Note”), (iv) the common stock purchase warrant, dated October 20, 2014, issued pursuant to the 2014 SPA (the “2014 Warrant”), (v) the Securities Purchase Agreement, dated as of May 12, 2015, by and between the Parties (the “2015 SPA”), (vi) the Registration Rights Agreement, dated as of May 12, 2015, by and between the Parties, (vii) the 7.5% convertible promissory note, dated June 16, 2015, issued pursuant to the 2015 SPA (the “2015 Note” and, together with the 2014 Note, the “Notes”), and (viii) the common stock purchase warrant, dated June 16, 2015, issued pursuant to the 2015 SPA (the “2015 Warrant” and, together with the 2014 Warrant, the “Warrants”);

WHEREAS, the 2014 Note has been fully converted into shares of common stock of the Company and is no longer an outstanding obligation of the Company;

WHEREAS, the Parties mutually desire to amicably resolve the Disputes and all Claims against each other without litigation on the terms and conditions set forth below;

WHEREAS, without any Party admitting any liability whatsoever to any other Party, the Parties have agreed, due to the inherent uncertainty of litigation and to avoid costly and protracted litigation, to enter into this Agreement to settle and resolve the Dispute and all Claims between the Company, on the one hand, and Himmil, on the other hand;

WHEREAS, the parties hereto enter into this Agreement as a full and final settlement of the Dispute and all Claims against each other;

NOW, THEREFORE, in consideration of the promises, covenants, and agreements set forth below and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree for themselves and for their respective successors and assigns as follows:

Article I.     Definitions

Section 1.1     Definitions. As used in this Agreement, the following term has the meanings indicated:

“Claims” With the express exception of any claims based on or arising out of a breach of this Agreement, “Claims” means all claims, counterclaims, cross-claims, charges, complaints, demands, damages, actions, causes of action, lawsuits, liabilities, debts, accounts, dues, reckonings, endorsements, bonds, bills, defenses to payment, covenants, contracts, controversies, agreements, promises, obligations, variances, grievances, injuries, arbitrations, trespasses, extents, executions, sums of money, misrepresentations, defamatory statements, tortuous conduct, acts or omissions, judgments, rights, costs, losses, expenses, attorneys’ fees, costs, compensation, suits, of whatsoever kind or nature, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, asserted or unasserted, express or implied, foreseen or unforeseen, real or imaginary, alleged or actual, known or unknown, suspected or unsuspected, contingent or non-contingent, and/or liquidated or unliquidated, of any kind or nature or description whatsoever, which the Parties now have, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to each Party, from the beginning of time until the date of this Agreement arising out of or relating to any matter, including, without limitation, the Transaction Documents and the transactions contemplated thereby.

Section 1.2     Interpretive Provisions. As used in this Agreement, the following terms have the meanings indicated:

(a)	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	words defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)	the words “Dollars” and “$” mean U.S. dollars;

(d)	wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(e)	the word “or” shall be disjunctive but not exclusive;

(f)

the term “Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, governmental authority or other legal entity, in each case whether in its own or a representative capacity; and

(g)	the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

Article II.     Settlement Amount and Payment

Section 2.01     The Standstill Period. From and after the date of this Agreement through and including December 13, 2015 (such period, the “Standstill Period”), Himmil shall not (i) deliver a conversion notice to the Company or the Company’s transfer agent with respect to the conversion of all or any portion of and shall not otherwise attempt to convert the 2015 Note, and (ii) deliver an exercise notice to the Company or the Company’s transfer agent with respect to the exercise of all or any portion of and shall not otherwise attempt to exercise the Warrants.

Section 2.02     Settlement Payment. In full and final settlement of the Dispute and all Claims between the Parties, the Company shall pay Himmil a total cash amount of Five Hundred Thousand Dollars ($500,000) (the “Settlement Amount”). The Settlement Amount shall be paid to Himmil, by wire transfer of immediately available funds to an account to be designated by Himmil, in two installments as follows: (i) $25,000 shall be paid within two (2) business days after the date of this Agreement, and (ii) $475,000 shall be paid prior to the expiration of the Standstill Period.

Section 2.03     Cancellation of the Note and All Existing Warrants. Effective upon Himmil’s confirmed receipt of the full Settlement Amount, the 2015 Note and the Warrants shall be cancelled and shall be of no further force and effect.

Section 2.04     Payment Default. In the event the Company shall fail, for any reason or for no reason, to make payment to Himmil of the full Settlement Amount prior to the expiration of the Standstill Period, then

(a)	The Transaction Documents shall remain in full force and effect;

(b)	Any payments made pursuant to Section 2.02 shall be applied to the principal amount of the 2015 Note balance;

(c)

On the next business day immediately following the expiration of the Standstill Period, instruct its transfer agent in writing to promptly process and otherwise fully honor and comply with any and all conversion notices and other instructions delivered to it directly from Himmil or its representatives with respect to the 2015 Note, so long as such conversion notices or other instructions comply with the terms and conditions of the Transaction Documents (including, without limitation, Section 21 of the 2015 Note) provided, however, that the obligation of the Company and/or its transfer agent to process or otherwise honor and comply with such conversion notices or other instructions shall be conditioned upon the Company’s receipt of written confirmations of sale (or other evidence reasonably satisfactory to the Company and its counsel) that Himmil has complied with Section 21 of the 2015 Note since the date of this Agreement; and

(d)

On the next business day immediately following the expiration of the Standstill Period, instruct its transfer agent in writing to promptly process and otherwise fully honor and comply with any and all exercise notices and other instructions delivered to it directly from Himmil or its representatives with respect to the Warrants, so long as such exercise notices or other instructions comply with the terms and conditions of the Transaction Documents.

The Parties hereby acknowledge and agree that the covenants and agreements in this Section 2.04 are material inducements for, are in consideration of, and are conditions precedent to, the Parties’ willingness to enter into this Agreement, and that any failure by any Party to fully comply with this Section 2.04 shall constitute a material breach of this Agreement.

Section 2.05     No Admission of Liability. It is expressly understood and agreed, as a condition hereof, that this Agreement constitutes a compromise of the Dispute and all Claims between the Company, on the one hand, and Himmil, on the other hand, and that neither this Agreement, nor any document referred to herein, nor the settlement set forth herein, nor any payment provided for herein, shall constitute or be construed to be an admission by any Party of any fault, wrongdoing or liability whatsoever concerning the Dispute or the Claims, or as evidencing or indicating in any degree an admission of the truth or correctness of the Dispute or the Claims. The consideration for entering into the terms and conditions set forth in this Agreement is solely for commercial reasons and should be not construed as an admission of any sort by any of the Parties hereto.

Article III.     Mutual Releases

Section 3.01     The Company Release of Himmil. Effective upon Himmil’s confirmed receipt of the full Settlement Amount, with the express exception of any claims or causes of action based on or arising out of a breach of this Agreement, the Company on behalf of itself and any of its shareholders, affiliates, subsidiaries, related parties, parent entities, predecessors, successors and assigns, hereby (a) fully and forever release, relieve, waive, relinquish and discharge Himmil and any of its past or present or future employees, independent contractors, representatives, subsidiaries, affiliates, related entities, parent entities, divisions, successors, predecessors, officers, directors, members, partners, shareholders, principals, agents, assigns, insurers, and attorneys (collectively, the “Himmil Released Parties”) from, against and with respect to any and all Claims arising out of or relating to any matter, including, without limitation, the Transaction Documents and the transactions contemplated thereby; and (b) voluntarily accept the consideration referred to above for the purpose of making a full and final compromise, adjustment and settlement of the Dispute and all Claims as aforesaid and agree that except as expressly set forth in this Agreement, the Company has not been induced to enter into this release by reason of any representation or warranty of any nature or kind whatsoever and that there is no condition, expressed or implied, or collateral agreement affecting this Agreement.

Section 3.02     Himmil Release of Company. Effective upon Himmil’s confirmed receipt of the Settlement Amount, with the express exception of any claims or causes of action based on or arising out of a breach of this Agreement, Himmil on behalf of itself and any of its affiliates, subsidiaries, related parties, parent entities, predecessors, successors and assigns, hereby (a) fully and forever release, relieve, waive, relinquish and discharge the Company and any of its past or present or future employees, independent contractors, representatives, subsidiaries, affiliates, related entities, parent entities, divisions, successors, predecessors, officers, directors, members, partners, shareholders, principals, agents, assigns, insurers, and attorneys (collectively, the “Company Released Parties”) from, against and with respect to any and all Claims arising out of or relating to any matter, including, without limitation, the Transaction Documents and the transactions contemplated thereby; and (b) voluntarily accept the consideration referred to above for the purpose of making a full and final compromise, adjustment and settlement of the Dispute and all Claims as aforesaid and agree that except as expressly set forth in this Agreement, Himmil has not been induced to enter into this release by reason of any representation or warranty of any nature or kind whatsoever and that there is no condition, expressed or implied, or collateral agreement affecting this Agreement.

Article IV.     Representations; Other Agreements

Section 4.01     Representations and Warranties by Each Party. Each of the Parties hereto represents and warrants to each other Party as follows:

(a)

It has the full power and authority to execute and deliver this Agreement and to enter into any transactions contemplated hereunder and to perform its obligations hereunder. The execution, delivery, and performance by it of this Agreement have been duly authorized by all necessary action (including corporate or organizational action, if necessary) on its part, and this Agreement constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, and no consent, approval, or authorization of any party or governmental entity which is not a party to this Agreement is necessary to consummate the transactions contemplated by this Agreement.

(b)	Each Party has carefully read this Agreement and has decided to enter into this Agreement based upon its analysis of the matters described in this Agreement and the advice of its counsel.

(c)

Each Party understands the effect of the settlement in Article II and the release in Article III and has had an opportunity to consult with counsel regarding the same, and has not transferred, assigned, hypothecated, or otherwise transferred any of the causes of action released or settled herein to any other Person who is not bound by the provisions hereof.

(d)	Neither such Party nor any other person acting on their behalf has assigned to any Person any Claims released herein.

Section 4.02     Non-Disparagement. The Parties hereby covenant and agree that they shall not (and shall cause each of their respective employees, officers, directors, affiliates, members, partners, agents, subsidiaries, attorneys and representatives to not) disparage or portray in a negative light the other Party (or any of its employees, officers, directors, affiliates, members, partners, agents, subsidiaries, attorneys or representatives) or such other Party’s reputation (or any of its employees, officers, directors, affiliates, members, partners, agents, subsidiaries, attorneys or representatives). Notwithstanding anything in this Section 4.02 to the contrary, no Party to this Agreement will be prevented from making statements required by law or that such person is advised by counsel should be made or are appropriate to make in any legal proceeding to which such person is a party and which such person reasonably believes are truthful and are supportable by evidence, including complying with any court order, subpoena, or government investigation.

Article V.     Miscellaneous

Section 5.01     Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements, proposed agreements, negotiations and discussions with respect to the subject matter hereof.

Section 5.02     Time of the Essence. Time is of the essence with respect to each provision of this Agreement.

Section 5.03     Notices. All notices, requests, demands, applications, services of process and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by (i) personal delivery; (ii) certified or registered mail, return receipt requested; (iii) nationally recognized commercial overnight carrier for next Business Day delivery with receipt or (iv) by electronic mail, portable document format, to the parties at the following addresses:

If to the Company:

RealBiz Media Group, Inc.

201 W. Passaic Street, Suite 301

Rochelle Park, NJ 07662

Email: alexa@realbizmedia.com

Attention: Chief Executive Officer

with a courtesy copy (which shall not constitute notice) to:

Indeglia & Carney LLP
11900 W. Olympic Boulevard, Suite 770
Los Angeles, California 90064

Email: marc@indegliacarney.com
Attention: Marc A. Indeglia, Esq.

If to Himmil:

Himmil Investments, Ltd.

Rodus Building, 4th Floor

Road Town, Tortola

British Virgin Islands

Attention: Peter Poole

with a courtesy copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

The MetLife Building
200 Park Avenue
New York, New York 10166

Email: marsicoa@gtlaw.com
Attention: Anthony J. Marsico, Esq.

or to such other address as any Party shall have furnished to the other by notice given in accordance with this Section. Such notice shall be effective,  if delivered in person or by courier, upon actual receipt by the intended recipient,  if sent by electronic mail transmission, upon confirmation of transmission received, or if mailed, upon the date of delivery as shown by the return receipt therefor.

Section 5.04     No Waivers. No failure or delay by either party hereto in exercising any right, power or privilege hereunder operates as a waiver thereof, and no single or partial exercise thereof precludes any other or farther exercise thereof or the exercise of any other right, power or privilege.

Section 5.05     Amendments and Waivers. This Agreement or any provision hereof may not be altered, modified or amended, unless by writing executed by the parties hereto, nor any of its provisions waived, unless in writing by the Party granting such waiver.

Section 5.06   Use of the Agreement. This Agreement may be used by either Party as evidence in a subsequent proceeding in which a breach of this Agreement is alleged.

Section 5.07     No Presumption against Drafter. This Agreement shall be construed without regard to any presumptions against the party causing the same to be prepared.

Section 5.08     Binding Effect; Benefits. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. No Party shall assign this Agreement or delegate any of its duties hereunder to any other Person without the prior written consent of the other Party hereto. In no event shall any assignment of rights or delegation of obligations relieve any Party of its obligations hereunder.

Section 5.09   Costs and Expenses of Enforcement. Should either the Company on the one hand, or Himmil on the other, breach any provision of this Agreement, the breaching party shall pay to the non-breaching party all reasonable costs and expenses the non-breaching party incurs to enforce the provisions of this Agreement, which enforcement expenses include reasonable attorneys fees and/or costs billed to the non-breaching Party’s counsel, the reasonable costs and expenses incurred in collecting any judgment and the reasonable costs and expenses of any appeal.

Section 5.10     Additional Documents/ Further Assurances. The Parties shall at any time and from time to time sign and deliver such further documents and do such further acts and things as may reasonably be necessary to effectuate the purposes of this Agreement.

Section 5.11     Jurisdiction. The Parties irrevocably and unconditionally submit to and accept the exclusive jurisdiction of the court of the State of New York located in the County of New York for any action, suit, or proceeding arising out of or based on this Agreement or any matter relating to it and waive any objection that they may have to the laying of venue in any such court or that any such court is an inconvenient forum or does not have personal jurisdiction over them.

Section 5.12     GOVERNING LAW. THE VALIDITY, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

Section 5.13     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.14     Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

Section 5.15    Construction. This Agreement has been negotiated by the Parties and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the Party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

Section 5.16     Parties Pay Own Fees, Costs and Expenses. Except as provided in Section 5.09, the Parties agree to pay their own fees, costs, and expenses related to the negotiation and execution of this Agreement and the transactions contemplated by this Agreement.

Section 5.17    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto, each of their affiliates and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

Section 5.18     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. For purposes of this Agreement, signatures by facsimile, portable document format (“.PDF”) or other electronic transmission shall be deemed originals.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound thereby, the parties hereto have signed this Agreement as of the day and year first written above.

REALBIZ MEDIA GROUP, INC.

By:	/s/	Alex O. Aliksanyan
Name:		Alex O. Aliksanyan
Title:		Chief Executive Officer

HIMMIL INVESTMENTS, LTD.

By:	/s/	Peter Poole
Name:		Peter Poole
Title:		Director